Fee Schedule has been excluded because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed.

AMENDMENT NO. 1
TO INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT NO. 1 (this “First Amendment”) dated as of November 3, 2021 (the “Effective Date”), amends the Investment Sub-Advisory Agreement made as of January 8, 2021 (the “Agreement”) by and between Wilshire Advisors LLC (the “Adviser”) and Hotchkis & Wiley Capital Management, LLC (the “Sub-Adviser”) with respect to the Wilshire Mutual Funds, Inc. (the “Fund”). All capitalized but otherwise undefined terms shall have the meaning ascribed in the Agreement.

WHEREAS, Sub-Adviser currently furnishes investment advisory services under the Agreement to the Fund Portfolio of the Fund;

WHEREAS, Adviser desires to engage Sub-Adviser to furnish investment advisory services to an additional Fund Portfolio of the Fund (the “Additional Fund Portfolio”); and

WHEREAS, in connection with such engagement, the parties agree to amend the term of the Agreement and the Fund Portfolio Listing (Exhibit 1 of the Agreement) and Fee Schedule (Exhibit 2 of the Agreement) of the Agreement to add the Additional Fund Portfolio.

NOW THEREFORE, the parties agree, and the Agreement is hereby modified, as follows:

1.Exhibit 1 – Fund Portfolio Listing of the Agreement shall be deleted in its entirety and replaced by Exhibit 1 – Fund Portfolio Listing attached hereto.

2.Exhibit 2 – Fee Schedule of the Agreement shall be deleted in its entirety and replaced by Exhibit 2 – Fee Schedule attached hereto.

3.This First Amendment supplements and amends the Agreement. The provisions set forth in this First Amendment supersede all prior negotiations, understandings and agreements bearing upon the subject matter covered herein, including any conflicting provisions of the Agreement or any provisions of the Agreement that directly cover or indirectly bear upon matters covered under this First Amendment.

4.Except as provided in this First Amendment, the provisions of the Agreement remain in full force and effect. No amendment or modification to this First Amendment shall be valid unless made in writing and executed by both parties hereto.

5.This First Amendment may be executed in counterparts, each of which shall be an original but all of which, taken together, shall constitute one and the same agreement. The parties’ signatures on this First Amendment may be communicated by facsimile or electronic (email) transmission and shall be effective to bind them to this First Amendment.

IN WITNESS HEREOF, the undersigned have executed this Amendment as of the date and year first above written.

WILSHIRE ADVISORS LLC

By: /s/ Jason Schwarz
Jason Schwarz
Name:
COO
Title:

HOTCHKIS & WILEY CAPITAL MANAGEMENT, LLC

By:    /s/ Anna Marie Lopez     Name:     Anna Marie Lopez
Title:     Chief Operating Officer

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EXHIBIT 1
FUND PORTFOLIO LISTING

1.Wilshire Mutual Funds Small Company Value Portfolio

The Sub-Advisor will manage the Portfolio Segment in its Small Cap Diversified Value strategy

2.Wilshire Mutual Funds Large Company Value Portfolio

The Sub-Advisor will manage the Portfolio Segment in its Large Cap Diversified Value strategy

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EXHIBIT 2 FEE SCHEDULE

Adviser shall pay Sub-Adviser, promptly after receipt by Adviser of its advisory fee from the Fund with respect to each Fund Portfolio each calendar month during the term of this Agreement, a fee based on the average daily net assets of each Portfolio Segment, at the following annual rates:

Wilshire Mutual Funds - Small Company Value Portfolio:

[ ]% on the first $15 million in average daily net assets of the Portfolio Segment;
[ ]% on the next $35 million in average daily net assets of the Portfolio Segment; and
[ ]% on net assets above $50 million in average daily net assets of the Portfolio Segment.

Wilshire Mutual Funds - Large Company Value Portfolio:

[ ]% on the average daily net assets of the Portfolio Segment

Sub-Adviser’s fee shall be accrued daily at 1/365th of the annual rate set forth above. For the purpose of accruing compensation, the net assets of each Portfolio Segment will be determined in the manner and on the dates set forth in the current prospectus of the Fund with respect to each Fund Portfolio and, on days on which the net assets are not so determined, the net asset value computation to be used will be as determined on the immediately preceding day on which the net assets were determined. Upon the termination of this Agreement, all compensation due through the date of termination will be calculated on a pro-rata basis through the date of termination and paid within thirty business days of the date of termination.

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